UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 10, 2011

CHYRON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	01-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors;
                        Appointment of Certain Officers; Compensatory Arrangements of Certain
                        Officers.

(e)           On May 10, 2011, the Compensation Committee of the Chyron Board of Directors (the “Board”) reviewed and recommended approval by the Board, and the Board approved, the Company’s 2011 Management Incentive Compensation Plan (the “Plan”). The Plan covers the Company’s named executive officers and other members of senior management other than those who receive sales-based commissions and bonuses. The amount of payout under the Plan is a percentage of salary which will be paid based on the level of achievement of one or both of two financial performance objectives for fiscal 2011, and the participant must be employed by the Company on the date the payout is determined. The two financial performance conditions are Incentive Plan Adjusted EBITDA and Non-GAAP Cash Flows. Payment will be made in a combination of cash and common stock of the Company issued under the Company’s 2008 Long-Term Incentive Plan. The cash portion of the award will equal the payroll and income tax withholdings required to be paid by the Company on the participant’s earned award, and the balance of the total award will be paid in shares of common stock of the Company determined by the dollar value of the equity portion of the earned award divided by the closing price of the Company’s common stock on the payout date.

For the President & Chief Executive Officer, this percentage of salary is 70%, resulting in a projected target payout (at 100% achievement of both performance conditions) of $334,554, and for the Senior Vice President & Chief Financial Officer it is 60%, resulting in a projected target payout of $146,160 (at 100% achievement of both performance conditions).

A copy of the Plan is filed as Exhibit 10.1 to this current report and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1           2011 Management Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: May 11, 2011

Exhibit No.	Description

10.1	2011 Management Incentive Compensation Plan.